SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                  ------------

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 14, 1997 (January 30,
1997)

                                NOXSO Corporation
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                    Virginia
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

0-17454                                                               54-1118334
(Commission File Number)                    (I.R.S. Employer Identification No.)


2414 Lytle Road, Bethel Park, PA                                           15102
(Address of Principal Executive Offices)                              (Zip Code)

                                 (412) 854-1200
              (Registrant's Telephone Number, Including Area Code)

Item 5.  Other Events

     NOXSO Corporation (the "Company") received a notice from Olin Corporation ("Olin"), by a letter dated January 30, 1997 pursuant to which Olin purported to terminate the License, Construction, Lease and Sulfur Supply Agreement (the "Olin Agreement") between the Company and Olin as a result of alleged defaults by the Company and to take title to the facility (the "Facility") constructed by the Company under the Olin Agreement. In addition, Olin claimed that NOXSO's $1.8 million note to Olin (the "Olin Note"), which by its written terms was due January 31, 1997, is in default and purported to foreclose on the security interest in the facility which had been granted by the Company to Olin in connection with the Olin Note.

     Prior to receipt of the notice from Olin discussed above, the Company had substantially completed construction of the Facility, and the Company and Olin had commenced startup of the Facility in order to cause the Facility to become fully operational.

     On February 4, 1997, the Company sought and was granted a preliminary injunction against Olin in the Court of Common Pleas of Allegheny County, Pennsylvania. The preliminary injunction prevents Olin from (i) terminating the Olin Agreement, (ii) taking any action in violation of the Company's title to the Facility, (iii) performing any work on the Facility, (iv) interfering with the Company's completion of the Facility or (v) taking any action to foreclose against the Facility under the Olin Note. In the complaint, the Company has also requested a declaratory judgment requiring Olin, among other things, to perform its obligations under the Olin Agreement and a permanent injunction having substantially the same terms as the preliminary injunction. In the alternative, the Company has sought damages in excess of $32 million, which is the aggregate purchase price payable by Olin over the ten-year term of the Olin Agreement. In its action, the Company contends, among other things, that it has committed no material breach of the Olin Agreement and that the Company has substantially completed construction of the Facility. The Company also contends that the parties had agreed to extend the January 31, 1997 due date for the Olin Note and to set off the amount of the Olin Note against purchase price payments which Olin is obligated to make on the Facility when it becomes fully operational.

     On February 3, 1997, the Company received notice from Alcoa Generating Corporation ("Alcoa") that Alcoa was terminating the Project Agreement (the "Alcoa Project Agreement") between the Company and Alcoa pursuant to which the Company was constructing the first commercial-size demonstration of its process. The Company had been unable to obtain the financing required to complete the project by the deadline under the Alcoa Project Agreement, which had been extended several times, most recently until January 31, 1997. The Company had been notified on January 31, 1997 that Alcoa would not grant any further extension of the deadline. The Company is currently seeking an alternate site to build a commercial-size demonstration of its process and to obtain approval from the Department of Energy ("DOE") to utilize funding granted by the DOE for the Alcoa project at an alternate site. There can be no assurance that the Company will be successful in locating an alternate site or in obtaining DOE's approval to utilize DOE funding at such a site.

                                       2.

     On February 6, 1997,  Olin,  FRU-CON  Construction  Company and  Industrial
Rubber & Safety Products, Inc. filed an involuntary petition in bankruptcy against the Company in the United States Bankruptcy Court in the Eastern District of Tennessee. The Company has until February 26, 1997 to respond to the petition and is currently considering its response.

     As a result of the developments described above, the Company will write off significant amounts which had previously been capitalized. Such write offs, the amount of which has not yet been quantified, will result in a significant diminution of the Company's net worth.

     Effective February 13, 1997, the Company named Edwin J. Kilpela as its President and Chief Executive Officer. Mr. Kilpela was employed in various positions by Westinghouse Electric Corporation from 1968 until February 1996. Most recently, from 1991 until February 1996 he was General Manager of the Environmental Services Divisions, which provided industrial, government and utility customers with services for the management of various types of wastes. From July 1996 until February 1997, Mr. Kilpela was the President of Ansaldo Ross Hill, a power electronics firm in Houston, Texas.

                                       3.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            NOXSO CORPORATION
                                            -----------------
                                              (Registrant)



                                            By /s/ Edwin J. Kilpela
                                               --------------------------------
                                               Edwin J. Kilpela, President



Dated:  February 14, 1997


                                       4.